Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Actua

Investor Relations

610.727.6900

IR@actua.com

Actua Announces Definitive Agreements to Sell Three Majority-Owned Businesses

for an Aggregate of $549 Million in Cash

•	CVC Growth Fund to Acquire VelocityEHS and Controlling Stake in Bolt Solutions; Envestnet to Acquire FolioDynamix

•	Company Intends to Distribute Substantially all Net Proceeds to Actua Stockholders

•	Company Will Seek to Maximize Stockholder Value with Remaining Assets While Winding Down Operations

Radnor, PA – (September 25, 2017) – Actua Corporation (Nasdaq: ACTA) (“Actua” or “the Company”) today announced that it has entered into separate agreements to sell its three majority-owned businesses for an aggregate of $549 million in cash. Today’s announcement is the result of the Board’s comprehensive review of a range of strategic options to maximize stockholder value, which was undertaken with the support of independent financial and legal advisors.

The Company expects to realize aggregate cash proceeds in the range of between approximately $472 million and approximately $502 million and does not currently expect to pay material federal taxes in connection with the transactions. Following the consummation of the transactions, Actua intends to distribute substantially all of the net proceeds from the transactions to Actua stockholders in one or more distributions. We would expect a distribution to occur sometime during the first quarter of 2018. The net proceeds from these two transactions represents approximately $14.35 to $15.18 per share, or a premium of between approximately 16% and 23% over Actua’s closing stock price on September 22, 2017, the last trading day prior to the announcement of the transactions. This calculation is based on 32.8 million shares outstanding as of September 22, 2017.

Following completion of the sale of VelocityEHS, Bolt Solutions and FolioDynamix, Actua intends to wind down its operations and discharge any remaining obligations it has relating to the transactions or otherwise. As part of this process, the Company expects to significantly reduce its operating costs while it focuses on opportunities to monetize its remaining minority holdings, with the goal of selling its stakes in these holdings over a 12- to 18-month period and distributing the net proceeds associated with such sales to Actua stockholders in one or more distributions. Based on the information available to us at this time, the expected net proceeds from the monetization of Actua’s minority holdings, combined with the expected net proceeds from the sale of VelocityEHS, Bolt Solutions and FolioDynamix, represents, in the aggregate, approximately $15.68 to $16.50 per share, or a premium range of approximately 27% to 34% to Actua’s closing price as of the last trading day prior to the announcement of the transactions. This calculation is based on 32.8 million shares outstanding as of September 22, 2017.

Transaction Details

The Company entered into a definitive agreement with CVC Growth Fund (“CVC”) under which CVC would acquire VelocityEHS, a leading EHS software company, and the Company’s interest in Bolt Solutions, Actua’s online insurance service platform, for an aggregate purchase price of $328 million in cash, which is based on a total enterprise value of $354 million, portion of which will be used to pay the Company’s transaction costs. Consummation of the transaction with CVC, which is expected to occur by the end of 2017, is subject to approval by Actua stockholders and other customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Company also entered into a definitive agreement with Envestnet, Inc. (NYSE: ENV), (“Envestnet”), under which Envestnet would acquire FolioDynamix, Actua’s web-based wealth management technology platform, for $195 million in cash, subject to certain adjustments, including a potential downward purchase price adjustment associated with certain closing deliverables and customary adjustments for working capital, cash, debt and transaction costs. A small portion of the proceeds will be held in escrow to satisfy potential indemnification claims. The transaction with Envestnet is subject to a number of closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of certain third-party deliverables, but it is not contingent on stockholder approval. The sale of FolioDynamix is expected to close in the first quarter of 2018.

“We are pleased to reach these agreements with CVC and Envestnet, as they are the successful result of a comprehensive strategic review process undertaken by our Board, designed to maximize the value of our businesses and provide attractive liquidity for our stockholders,” said Walter Buckley, co-founder, Chief Executive Officer and Chairman of Actua. “With the support of independent financial and legal advisors, we evaluated a number of strategic alternatives and contacted a significant number of financial and strategic buyers. We believe these transactions are a testament to the high-quality SaaS businesses that Actua has built through tactical investments in talent, sales, marketing and product development. We are confident that VelocityEHS, Bolt Solutions and FolioDynamix will continue to serve their customers well and thrive under their new owners. Most importantly, in our quest to maximize stockholder value, we believe these transactions are the optimal outcome for our stockholders and deliver significant cash value for their investment in Actua.”

Actua intends to file a proxy statement to solicit stockholder approval of these transactions within 30 calendar days. The details of these transactions will be provided in that filing. For more information on this announcement, please go to our website at www.actua.com, and on our home page look for the icon labeled “Transaction Information.”

Evercore served as financial advisor to Actua, and Dechert LLP served as legal advisor. RBC Capital Markets served as financial advisor to CVC, and Fried, Frank, Harris, Shriver & Jacobson LLP served as legal advisor. J.P. Morgan Securities LLC is serving as financial advisor and Mayer Brown LLP is serving as legal counsel to Envestnet.

About Actua

Actua Corporation (Nasdaq: ACTA), the multi-vertical cloud company, brings the power of the cloud to vertical markets and processes. Actua is pioneering the second wave of the SaaS revolution—the vertical wave—by growing cloud businesses that are transforming their markets. With approximately 700 employees delivering unrivaled domain knowledge, agility and responsiveness to our customers, Actua’s rapidly growing vertical cloud businesses are positioned to lead this wave. For the latest information about Actua and its brands, please go to www.actua.com.

About VelocityEHS

VelocityEHS is the leading global provider of cloud-based environment, health and safety (EHS) software. Its comprehensive software platform and innovative mobile solutions aim to make enterprise-level EHS functionality accessible and affordable to businesses of all sizes, helping them solve complex compliance and regulatory challenges in simple ways. Today, more than 13,000 customers worldwide, from virtually every industry, trust VelocityEHS and its solutions to improve EHS performance. Recognized by the industry’s top independent analysts, including leading scores in the Verdantix 2017 Green Quadrant Analysis and 2017 NAEM EHS & Sustainability Software Ratings Report, VelocityEHS helps customers reach their EHS goals faster with quick implementations, affordable solutions and unparalleled customer support. VelocityEHS is headquartered in Chicago, Illinois with locations in Canada, the UK and Australia. For more information, visit www.EHS.com. VelocityEHS is an Actua (Nasdaq: ACTA) company.

About Bolt

BOLT® Solutions, Inc. (www.boltinc.com), the leading provider of digital distribution solutions to the P&C insurance industry, is helping insurers transform the way they sell and market their products to consumers and small business owners. Compatible with existing infrastructure, The BOLT PlatformTM provides a single interface that connects seamlessly with back-office systems and improves carrier reach through a vast market network of new products. Insurers gain the ability to bundle their offerings with those from other carriers, positioning them to meet all of the customer’s needs without taking on additional risk. Designed to connect carriers and their agents directly to consumers and small business owners, The BOLT Platform delivers the optimized solutions, and ideal experience customers expect today. BOLT is an Actua company (Nasdaq: ACTA).

About FolioDynamix

FolioDynamix is leading the evolution of the wealth management experience, with an end-to-end technology solution paired with a suite of advisory tools including model portfolios, research, and overlay management services. Through our powerful technology platform, advisors can manage the entire client lifecycle from proposal generation to account opening to account management (trading and rebalancing) to reporting, all through a sophisticated but easy-to-use cloud-based solution. FolioDynamix is an Actua company (Nasdaq: ACTA).

About CVC Growth Fund

In 2014, CVC Capital Partners formed a new team to target smaller growth-oriented companies through its dedicated CVC Growth Fund. The fund focuses on middle-market, high-growth companies in the software and technology-enabled business services sector. The fund primarily targets equity investments between $50mn and $200mn in North America and Europe.

About Envestnet

Envestnet, Inc. (NYSE:ENV) is the leading provider of intelligent systems for wealth management and financial wellness. Envestnet’s unified technology enhances advisor productivity and strengthens the wealth management process. Envestnet empowers enterprises and advisors to more fully understand their clients and deliver better outcomes.

Envestnet enables financial advisors to better manage client outcomes and strengthen their practices. Institutional-quality research and advanced portfolio solutions are provided through Envestnet | PMC, our Portfolio Management Consultants group. Envestnet | Yodlee is a leading data aggregation and data analytics platform powering dynamic, cloud-based innovation for digital financial services. Envestnet | Tamarac provides leading rebalancing, reporting, and practice management software for advisors. Envestnet | Retirement Solutions provides an integrated platform that combines leading practice management technology, research, data aggregation and fiduciary managed account solutions.

More than 57,000 advisors and 2,500 companies including: 16 of the 20 largest U.S. banks, 38 of the 50 largest wealth management and brokerage firms, over 500 of the largest Registered Investment Advisers, and hundreds of Internet services companies, leverage Envestnet technology and services. Envestnet solutions enhance knowledge of the client, accelerate client on-boarding, improve client digital experiences, and help drive better outcomes for enterprises, advisors, and their clients.

For more information on Envestnet, please visit www.envestnet.com and follow @ENVintel.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, risks associated with our ability to compete successfully in highly-competitive, rapidly-developing markets, the valuation of public and private cloud-based businesses by analysts, investors and other market participants, our ability to deploy capital effectively and on acceptable terms, the effect of economic conditions generally, capital spending by our customers, our ability to retain existing customer relationships and revenue streams and secure new ones, developments in the markets in which we operate and our ability to respond to those changes in a timely and effective manner, the availability, performance and security of our cloud-based technology, particularly in light of increased cybersecurity risks and concerns, our ability to retain key personnel, our ability to successfully integrate any acquired business, the impact of any potential acquisitions, dispositions, share repurchases or other strategic transactions, our ability to have continued access to capital and to manage capital resources effectively, our ability to satisfy the closing conditions for the transactions described above, our ability to monetize our remaining minority investments for sufficient value and other risks and uncertainties detailed in Actua’s filings with the U.S. Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

Additional Information and Where to Find It

In connection with the proposed transactions, Actua plans to file with the Securities and Exchange Commission (SEC) a proxy statement relating to the transactions described above. The information in the preliminary proxy statement is not complete and may be changed. The proxy statement and this press release are not offers to sell Actua securities and are not soliciting an offer to buy Actua securities in any state where the offer and sale is not permitted.

The definitive proxy statement will be mailed to stockholders of Actua. ACTUA URGES INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders will be able to obtain free copies of the definitive proxy statement (when available) and other documents filed with the SEC by Actua through the web site maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement (when available) and other documents filed with the SEC can also be obtained on Actua’s website.

Participants in Solicitation

Actua and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Actua in connection with the transactions. Information about the directors and executive officers of Actua is set forth in Actua’s Form 10-K for the fiscal year ended December 31, 2016 and filed with the SEC on March 31, 2017 and the proxy statement filed with the SEC on April 28, 2017. Additional information regarding the interests of these participants and other persons who may be deemed participants in the transactions may be obtained by reading the proxy statement regarding the proposed transactions when it becomes available.

This document will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

# # #